SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

August 30, 2012

Office Of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in Amendment No 1 to Form 8-K dated August 2, 2012, of Advanced Cloud Storage, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Li & Company, PC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

Seale & Beers CPAs

Seale and Beers, CPAs
Las Vegas, Nevada